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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated August 20, 1999, and to all references to our Firm included in or made a part of this registration statement of Nuveen Investment Trust (comprised of the Nuveen European Value Fund).



                                       ARTHUR ANDERSEN LLP


Chicago, Illinois
October 25, 1999